Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHECKPOINT THERAPEUTICS, INC.

Checkpoint Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: That the Corporation’s original Certificate of Incorporation was filed on November 10, 2014.

SECOND: That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions by written consent, after giving effect to the 10:1 reverse stock split, proposing and declaring advisable the amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as follows:

RESOLVED, the first paragraph of ARTICLE IV of the Amended and Restated Certificate of Incorporation be replaced and amended in its entirety to read as follows:

1. Common Stock. The total number of shares of capital stock that the Corporation shall have the authority to issue is fifty million (50,000,000) shares of Common Stock, with $0.0001 par value, of which seven hundred thousand (700,000) shares are designated as Class A Common Stock (the “Class A Common Stock”). The powers, preferences and relative participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as follows:

THIRD: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, every ten (10) issued and outstanding shares or shares held by the Corporation as treasury stock of the Corporation’s common stock, par value $0.0001 per share, as of the date and time immediately preceding the Effective Time (the “Old Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Corporation (the “New Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Shares outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) New Share based on the conversion ratio of shares of Old Shares to New Shares set forth in the preceding sentence, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the Nasdaq Stock Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder.

FOURTH: Each holder of record of a certificate which immediately prior to the last trading day preceding the date of the Split Effective Time (the “Split Effective Date”) represents Old Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of common stock into and for which the shares formerly represented by such Old Certificates so surrendered are exchangeable. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.

FIFTH: That the stockholders of the Corporation approved and adopted such amendments by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

SIXTH: That such amendment of the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SEVENTH: This amendment shall be effective as of December 6, 2022.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this 5th day of December, 2022.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James F. Oliviero
James F. Oliviero, President and CEO

[Signature Page to Certificate of Amendment of Certificate of Incorporation of Checkpoint Therapeutics, Inc.]